    As filed with the Securities and Exchange Commission on February 20, 2002
                                                     Registration No. 333-

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                         WEATHERFORD INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                             DELAWARE                                                           04-2515019
   (State or other jurisdiction of incorporation or organization)                   (I.R.S. Employer Identification No.)

                                                                                               BURT M. MARTIN
                                                                                       WEATHERFORD INTERNATIONAL, INC.
                 515 POST OAK BOULEVARD, SUITE 600                                    515 POST OAK BOULEVARD, SUITE 600
                        HOUSTON, TEXAS 77027                                                HOUSTON, TEXAS 77027
                           (713) 693-4000                                                      (713) 693-4000
 (Address, including zip code, and telephone number, including area        (Name, address, including zip code, and telephone number,
         code, of registrant's principal executive offices)                     including area code, of agent for service)

                                   ----------

                                   Copies to:
                                ROBERT V. JEWELL
                                 ANDREWS & KURTH
                           MAYOR DAY CALDWELL & KEETON
                                     L.L.P.
                          4200 CHASE TOWER, 600 TRAVIS
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200

                                   ----------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

                                   ----------

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         (SEE CALCULATION TABLE AND FOOTNOTES ON FOLLOWING PAGE)

                                   ----------

                         CALCULATION OF REGISTRATION FEE


                                                                              PROPOSED MAXIMUM
                                                                                 AGGREGATE              AMOUNT OF
           TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED              OFFERING PRICE (1)(2)    REGISTRATION FEE
           --------------------------------------------------              ---------------------    ----------------
Senior Debt Securities of Weatherford International, Inc.
     ("Weatherford") (3) .............................................

Subordinated Debt Securities of Weatherford (3).......................

Common Stock of Weatherford (4).......................................

Preferred Stock of Weatherford (5)....................................

Warrants of Weatherford (6)...........................................

Units of Weatherford (7)..............................................
                                                                              ---------------          ----------
          Total.......................................................        $750,000,000.00          $69,000.00
                                                                              ===============          ==========


(1) The proposed maximum offering price per unit will be determined by Weatherford from time to time in connection with its issuance of the securities registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $750,000,000.

(3) An indeterminate principal amount of senior debt securities or subordinated debt securities of Weatherford as may be sold from time to time are being registered hereunder. If any senior debt securities or subordinated debt securities of Weatherford are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $750,000,000, less the dollar amount of any securities previously issued hereunder.

(4) An indeterminate number of shares of common stock of Weatherford as may be sold from time to time are being registered hereunder. Also includes such indeterminate number of shares of common stock as may be (i) issued upon conversion, redemption or exchange for any debt securities or preferred stock that provide for conversion or exchange into common stock or (ii) issued upon exercise and settlement of any warrants.

(5) An indeterminate number of shares of preferred stock of Weatherford as may be sold from time to time are being registered hereunder. Also includes such indeterminate number of shares of preferred stock as may be (i) issued upon conversion, redemption or exchange for any debt securities that provide for conversion or exchange into preferred stock or (ii) issued upon exercise and settlement of any warrants.

(6) An indeterminate number of warrants as may be sold from time to time is being registered hereunder. Warrants may be exercised to purchase any of the other securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with Weatherford, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.

(7) An indeterminate number of units as may be sold from time to time is being registered hereunder. Units may consist of any combination of the securities being registered hereunder.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We may not use this prospectus to sell securities unless we also give prospective investors a prospectus supplement.


                 Subject to Completion, dated February 20, 2002

PROSPECTUS

                                  $750,000,000

                         WEATHERFORD INTERNATIONAL, INC.

                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                                      UNITS

                                   ----------

         We may offer and sell from time to time in one or more offerings:

         (1) unsecured debt securities consisting of senior notes and debentures, subordinated notes and debentures and/or other unsecured evidences of indebtedness, whether senior or subordinated, in one or more series (including medium-term notes, or MTNs), which may be convertible into or exchangeable for preferred stock or common stock;

         (2) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

         (3) shares of common stock;

         (4) warrants to purchase our common stock, preferred stock, debt securities, or units, or to purchase or sell securities of a third party, currencies or commodities; and/or

         (5) units consisting of any combination of our common stock, preferred stock, debt securities, or warrants.

         The aggregate initial offering price of the securities that we offer will not exceed $750,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

         We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

         Our common stock is listed for trading on the New York Stock Exchange under the symbol "WFT." On February 19, 2002, the last reported sales price for our common stock on the New York Stock Exchange was $42.60 per share.

                                   ----------

         YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADINGS "FORWARD-LOOKING STATEMENTS" BEGINNING ON PAGE 3 AND "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                   ----------

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is February   , 2002.

                                TABLE OF CONTENTS



About this Prospectus.............................................................................................1

Where You Can Find More Information...............................................................................1

Forward-Looking Statements........................................................................................3

Weatherford.......................................................................................................5

Risk Factors......................................................................................................5

Use of Proceeds...................................................................................................7

Ratios of Earnings to Fixed Charges...............................................................................7

Description of Debt Securities....................................................................................8

Description of Equity Securities.................................................................................14

Description of Warrants..........................................................................................17

Description of Units.............................................................................................18

Plan of Distribution.............................................................................................18

Legal Matters....................................................................................................19

Experts..........................................................................................................19

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC using a "shelf" registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings up to a total offering amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information".

         UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY EXCHANGE OR REDEMPTION MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, WHEN WE REFER TO WEATHERFORD AND USE PHRASES SUCH AS "WE" AND "US", WE ARE GENERALLY REFERRING TO WEATHERFORD INTERNATIONAL, INC. AND ITS SUBSIDIARIES AS A WHOLE OR ON A DIVISION BASIS DEPENDING ON THE CONTEXT IN WHICH THE STATEMENTS ARE MADE.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. You can also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

         We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the securities that may be offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or in any prospectus supplement. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

        The following documents that we have filed with the SEC (File No. 1-13086) are incorporated by reference into this prospectus:

         o Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment Nos. 1 and 2 to Form 10-K on Forms 10-K/A;

         o        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001;

         o        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

         o        Our Current Report on Form 8-K dated January 30, 2001;

         o Our Current Report on Form 8-K dated February 9, 2001, as amended by Amendment No. 1 to Form 8-K on Form 8-K/A;

         o        Our Current Report on Form 8-K dated April 19, 2001;

         o        Our Current Report on Form 8-K dated July 16, 2001;

         o        Our Current Report on Form 8-K dated August 13, 2001;

         o        Our Current Report on Form 8-K dated October 24, 2001;

         o        Our Current Report on Form 8-K dated November 6, 2001;

         o        Our Current Report on Form 8-K dated November 16, 2001;

         o        Our Current Report on Form 8-K dated November 30, 2001;

         o        Our Current Report on Form 8-K dated January 30, 2002; and

         o The description of our common stock contained in our Registration Statement on Form 8-A (filed May 19, 1994) and as amended by our Registration Statement on Form S-3 (Registration No. 333-44272), including any amendment or report filed for the purpose of updating such description.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, Attention: Secretary (telephone number: (713) 693-4000). If you have any other questions regarding us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our world wide web site at http://www.weatherford.com.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, our filings with the SEC and our public releases contain statements relating to our future results, including certain projections and business trends. These statements may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following factors as well as the factors discussed in the documents incorporated by reference into this prospectus:

         o A downturn in market conditions could affect projected results. Any material changes in oil and gas supply and demand balance, oil and gas prices, rig count or other market trends would affect our results and would likely affect the forward-looking information provided by us. The oil and gas industry is extremely volatile and subject to change based on political and economic factors outside our control. In recent periods there has been a general decrease in prices for oil and natural gas, reflecting diminished demand attributable to political and economic issues. In particular, the United States economy and most foreign economies have weakened in recent periods. An extended regional and/or worldwide recession would result in further lower demand and lower prices for oil and gas which would adversely affect our revenues and income. At this time, we have assumed that material declines will be limited to North and Latin America. Furthermore, our forward-looking statements regarding our drilling and completion products and services assume a modest improvement in the international rig count in 2002 and that no extended material declines in the the North American rig count will occur.

         o Our results are dependent upon our ability to react to the current market environment. During the fourth quarter of 2001 and 2002 to date, we implemented a number of programs intended to reduce costs and align our cost structure with the current market environment. Our forward-looking statements assume these measures will generate the savings expected and if the markets continue to decline, that any additional actions we pursue will be adequate to achieve the desired savings.

         o A material disruption in our manufacturing could adversely affect some divisions of our business. Our forward-looking statements assume that any manufacturing expansion and consolidation will be completed without any material disruptions. If there are any disruptions or excess costs associated with manufacturing changes, our results could be adversely affected.

         o        Our success is dependent upon the integration of acquisitions.
                  During 2001, we consummated various acquisitions of product lines and businesses, including the acquisition of Johnson Screens. The success of our acquisitions will be dependent on our ability to integrate the product lines and businesses with our existing businesses and eliminate duplicative costs. We incur various duplicative costs during the integration of the operations of acquired businesses into our businesses. Our forward-looking statements assume the successful integration of the operations of the acquired businesses and their contribution to our income during 2002. However, there can be no assurance that the expected benefits of these acquisitions will materialize. Integration of acquisitions is something that cannot occur in the short-term and that requires constant effort at the local level to be successful. Accordingly, there can be no assurance as to the ultimate success of these integration efforts.

         o Our long-term growth strategy is dependent upon technological advances. Our ability to succeed with our long-term growth strategy is dependent in part on the technological competitiveness of our products and services. A central aspect of our growth strategy is to enhance the technology of our current products and services, to obtain new technologically-advanced value-added products through internal research and development or acquisitions and to then expand the markets for the technology through the leverage of our worldwide infrastructure. These technological advances include our underbalanced drilling technology, our expandable technology, our rotary expansion systems and our recently added production optimization and fiber optic sensor technology. Our forward-looking statements have assumed above-average growth from these new products and services in 2002.

         o Currency fluctuations could have a material adverse financial impact on our business. A material decline in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from future changes in currencies.

         o Changes in global trade policies could adversely impact our operations. Changes in global trade policies could impact our operations in these markets. We have assumed that there will be no material changes in global trading policies.

         o Unexpected litigation and legal disputes could have a material adverse financial impact. If we experience unexpected litigation or unexpected results in our existing litigation that have a material effect on our financial results, the accuracy of the forward-looking statements would be affected.

         Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC. For additional information regarding risks and uncertainties, please read our other current filings with the SEC under the Exchange Act and the Securities Act, particularly under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Exposures" in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2001.

         All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                   WEATHERFORD

         Weatherford International, Inc. is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Our operations are conducted in over 100 countries, and we have more than 400 manufacturing and service and sales locations in nearly all of the oil and natural gas producing regions in the world. We are among the leaders in each of our primary markets, and our distribution and service network is one of the most extensive in the industry.

         Our business is divided into three principal operating divisions:

         o DRILLING AND INTERVENTION SERVICES - This division provides a wide range of oilfield products and services, including fishing services, third-party and proprietary drilling products, well installation services, cementing products and underbalanced drilling and specialty pipeline services. We are a leader in each of these markets.

         o COMPLETION SYSTEMS - This division provides a wide range of completion products and services, including packers, sand control, flow control, expandable products, liner hangers, inflatable packers and intelligent well technology. The Completion Systems division maintains a growing share of the world's completion market and offers leading proprietary and patented technologies aimed at maximizing production.

         o ARTIFICIAL LIFT SYSTEMS - This division designs, manufactures, sells and services a complete line of artificial lift equipment, including progressing cavity pumps, reciprocating rod lift, gas lift, electrical submersible pumps and hydraulic lift. It also provides products and services, which optimize and automate well production management and allow for remote well monitoring and control. It is the only organization in the world that is able to provide all forms of artificial lift used for the production of oil and gas.

         In addition to the above operations, we also operated a Compression Services division. In February 2001, we sold this division to a subsidiary of Universal Compression Holdings, Inc. in exchange for 13.75 million shares of Universal. Following the merger, Universal became the world's second largest provider of natural gas compression services. Our ownership of Universal is approximately 45%.

         Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027-3415. Our telephone number at that location is
(713) 693-4000.

                                  RISK FACTORS

         The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any risks that may be set forth in the prospectus supplement relating to a specific security.

         LOW OIL AND GAS PRICES ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES.

         Low oil and gas prices adversely affect demand throughout the oil and natural gas industry, including the demand for our products and services. As prices decline, we are affected in two significant ways. First, the funds available to our customers for the purchased of goods and services decline. Second, exploration and drilling activity declines as marginally profitable projects become uneconomic and either are delayed or eliminated. Accordingly, when oil and gas prices are relatively low, our revenues and income will be adversely affected.

         THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE.

         Historically, the market price of common stock of companies engaged in the oil and gas industry has been highly volatile. Likewise, the market price of our common stock has varied significantly in the past. News announcements and changes in oil and natural gas prices, changes in the demand for oil and natural gas exploration and changes in the supply and demand for oil and natural gas have all been factors that have affected the price of our common stock.

         CUSTOMER CREDIT RISKS COULD RESULT IN LOSSES.

         The concentration of our customers in the energy industry may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by prolonged changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for potential credit losses and, generally, actual historical losses have been consistent with our expectations.

         UNINSURED JUDGMENTS OR A RISE IN INSURANCE PREMIUMS COULD ADVERSELY IMPACT OUR RESULTS.

         Although we maintain insurance to cover potential claims and losses, we could become subject to a judgement for which we are not adequately insured. Additionally, the recent terrorist attacks that occurred in the U.S. may adversely impact our ability to obtain insurance or impact the cost of such insurance, which may adversely impact our results of operations.

         UNINSURED CLAIMS AND LITIGATION COULD ADVERSELY IMPACT OUR RESULTS.

         In the ordinary course of business, we become the subject of various claims and litigation. We maintain insurance to cover many of our potential losses and we are subject to various self-retentions and deductibles with respect to our insurance. Although we are subject to various ongoing items of litigation, we do not believe that any of the items of litigation that we are currently subject to will result in any material uninsured losses to us. It is, however, possible that an unexpected judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring.

         We are also subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While we are not currently aware of any situation involving an environmental claim which would likely have a material adverse effect on our business, it is always possible that an environmental claim with respect to one or more of our current businesses or a business or property that one of our predecessors owned or used could arise and could involve the expenditure of a material amount of funds.

         A TERRORIST ATTACK COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESSES.

         The terrorist attacks that took place in the U.S. on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially impact our businesses. The long-term effects of the September 11, 2001 attacks on our businesses are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our businesses for the short or long-term in ways that cannot presently be predicted.

         WE HAVE SIGNIFICANT FOREIGN OPERATIONS THAT WOULD BE ADVERSELY IMPACTED IN THE EVENT OF POLITICAL DISRUPTION OR WAR.

         Like most multinational oilfield service companies, we have operations in certain international areas, including parts of the Middle East, North and West Africa, Latin America, the Asia-Pacific region and the Commonwealth of Independent States that are inherently subject to risks of war, political disruption, civil disturbance and policies that may:

         o        disrupt oil and gas exploration and production activities;

         o        negatively impact results of operations;

         o        restrict the movement of funds;

         o        inhibit our ability to collect receivables;

         o        lead to U.S. government or international sanctions; and

         o        limit access to markets for periods of time.

OUR SIGNIFICANT OPERATIONS IN FOREIGN COUNTRIES EXPOSE US TO CURRENCY FLUCTUATION RISKS.

         Approximately 28.0% of our net assets are located outside the U.S. and are carried on our books in local currencies of this amount. Changes in those currencies in relation to the U.S. dollar result in translation adjustments which are reflected as accumulated other comprehensive loss in the stockholders' equity section on our balance sheet. We recognize remeasurement and transactional gains and losses on currencies in our Consolidated Condensed Statements of Income. Such remeasurement and transactional gains and losses may adversely impact our results of operations.

         In certain foreign countries a component of our cost structure is U.S. dollar denominated, whereas our revenues are local currency based, therefore a devaluation of the local currency would adversely impact our operating margins.

                                 USE OF PROCEEDS

         Unless otherwise specified in a prospectus supplement, we will use the net proceeds received by us from the sale of the securities offered by this prospectus to finance acquisitions, refinance certain existing indebtedness and for general corporate purposes. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. We have no preferred stock dividend obligations, accordingly our ratios of earnings to combined fixed charges and preferred stock dividend requirements would be the same as our ratios of earnings to fixed charges set forth below.


                                                       YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED
                                           -----------------------------------------     ------------------
                                            1996     1997     1998    1999     2000      SEPTEMBER 30, 2001
                                            ----     ----     ----    ----     ----      ------------------

      Ratio of Earning to Fixed Charges..   3.46x    6.00x     --     1.52x   1.99x            5.06x


         For the year ended December 31, 1998, earnings before fixed charges were inadequate to cover fixed charges by $6.7 million.

         For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, extraordinary charges and discontinued operations and (b) fixed charges, net of interest capitalized. "Fixed charges" represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

                         DESCRIPTION OF DEBT SECURITIES

         Any debt securities we offer under a prospectus supplement will be direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities (and may include medium-term notes, or MTNs). The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called "indentures."

         We have summarized selected provisions of the indentures below. The following summary is a description of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because, each one, and not this description, defines the rights of holders of debt securities. A senior indentures and a subordinated indenture have been filed as exhibits to this registration statement.

GENERAL

         The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

         We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, debt principal and interest or other charges by our subsidiaries.

         A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        The title and type of the debt securities;

         o        The total principal amount of the debt securities;

         o The percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

         o The dates on which the principal of the debt securities will be payable;

         o The interest rate which the debt securities will bear and the interest payment dates for the debt securities;

         o        Any conversion or exchange features;

         o        Any optional redemption periods;

         o Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

         o Any provisions granting special rights to holders when a specified event occurs;

         o        Any changes to or additional events of default or covenants;

         o Any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

         o        Any other terms of the debt securities.

         None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

         Debt securities of a series may be issued in registered, coupon or global form.

DENOMINATIONS

         The prospectus supplement for each issuance of debt securities will state that the securities will be issued in registered form of $1,000 each or multiples thereof.

SUBORDINATION

         Under a subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

         o of any insolvency, bankruptcy or similar proceeding involving us or our property, or

         o we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

         The subordinated indenture will not limit the amount of senior debt that we may incur.

         "Senior debt" includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

MERGERS AND SALE OF ASSETS

         Each indenture will provide that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

         o the successor person assumes all of our obligations under the indentures; and

         o we or the successor person will not immediately be in default under the indentures.

         Upon the assumption of our obligations by a successor, subject to certain exceptions, we will be discharged from all obligations under the indentures.

MODIFICATION OF INDENTURES

         Each indenture will provide that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

EVENTS OF DEFAULT

         "Event of default," when used in an indenture, will mean any of the following:

         o failure to pay the principal of or any premium on any debt security when due;

         o        failure to deposit any sinking fund payment when due;

         o        failure to pay interest on any debt security for 30 days;

         o failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

         o certain events in bankruptcy, insolvency or reorganization of us; or

         o any other event of default included in any indenture or supplemental indenture.

         An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

         If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

         Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

COVENANTS

         Under the indentures, we will:

         o pay the principal of, interest and any premium on, the debt securities when due;

         o        maintain a place of payment;

         o deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

         o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

         We have also agreed to the following covenants relating to limitations on liens and restrictions on sale-and-leaseback transactions.

         LIMITATION ON LIENS

         The senior indenture provides that we will not, nor will we permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our debt or any other person (other than the senior debt securities issued under the senior indenture), without causing all of the debt securities outstanding under the applicable indenture to be secured equally and ratably with, or prior to, the new debt so long as new debt is secured. This restriction does not prohibit us from creating the following:

         o certain liens existing, or provided for under the terms of existing agreements, on the date that any debt securities are issued under the senior indenture;

         o        liens on current assets to secure current liabilities;

         o certain liens that are created within one year after acquisition, completion and/or commencement of commercial operation on, property acquired, constructed, altered or improved by us or any of our subsidiaries;

         o certain preexisting liens on any property acquired and liens on property of a subsidiary existing at the time it became our subsidiary;

         o        liens in favor of us or our subsidiaries;

         o certain liens in favor of governmental bodies to secure progress, advance or other payments;

         o liens on any property securing indebtedness incurred for the purpose of financing the purchase price or the cost of constructing, installing or improving the property;

         o liens on any property securing indebtedness issued or guaranteed by governmental bodies; and

         o        any extension, renewal or replacement of the foregoing.

         Notwithstanding the foregoing, under the senior indenture we may, and may permit any subsidiary to, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, other with all other such secured indebtedness, does not exceed 15% of our consolidated net worth. For purposes of this paragraph, "consolidated net worth" means the amount of total stockholders' equity shown in our most recent consolidated statement of our financial position.

         SALE-AND-LEASEBACK TRANSACTIONS

         The senior indenture provides that we will not, and we will not permit any of our subsidiaries to, enter into any sale-and-leaseback transaction unless:

         o at the time of entering into such sale and leaseback transaction, we or our subsidiary would be entitled under the indentures to mortgage the property under the indentures for an amount equal to the proceeds of the sale-and-leaseback transaction without equally and ratably securing the notes in compliance with the exceptions to the liens covenant in the indentures;

         o within a period commencing six months prior to the consummation of the sale-and-leaseback transaction and ending six months after the consummation of such transaction, we or our subsidiary expend an amount equal to all or a portion of the net proceeds of such sale and leaseback transaction for property used or to be used in the ordinary course of our or our subsidiaries' businesses, and we have elected to designate that amount as a credit against such sale and leaseback transaction, with any such amount not so designated to be applied as set forth in the next paragraph; or

         o during the 12-month period after the effective date of the sale-and-leaseback transaction, we apply to the retirement of the notes or any of our pari passu indebtedness:

         o an amount equal to the proceeds of the property sold in the sale-and-leaseback transaction, which shall not be less than the fair value of such property at the time of entering into such sale-and-leaseback transaction, less

         o an amount equal to the principal amount of the notes and pari passu indebtedness retired by us within that 12-month period and not designated as a credit against any other sale-and-leaseback transaction by us or any of our subsidiaries during that period.

PAYMENT AND TRANSFER

         Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

         Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

         Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company, or DTC, acts as depositary.

         Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

         Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statement of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

         Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing the debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

         Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

         A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

         o DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

         o we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

         o there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

         Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations of $1,000 and integral multiples thereof. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

         Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

         We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interest to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

DEFEASANCE

         We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

         Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

GOVERNING LAW

         Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

         Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

         No director, officer, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any indenture or the debt securities by reason of his, her or its status as such.

                        DESCRIPTION OF EQUITY SECURITIES

         As of the date of this prospectus, we are authorized to issue up to 250,000,000 shares of common stock, par value $1.00 per share, and up to 3,000,000 shares of preferred stock, par value $1.00 per share. As of January 31, 2002, we had 118,352,498 shares of common stock and no shares of preferred stock outstanding. As of that date, we also had approximately 38.4 million shares of common stock reserved for issuance in connection with options or other awards outstanding under various employee or director incentive, compensation and option plans, and for issuance pursuant to conversions of our 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 and our Zero Coupon Convertible Senior Debentures due 2020.

         The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our certificate of incorporation, as amended, our bylaws, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

COMMON STOCK

         Subject to the rights of the holders of any outstanding shares of our preferred stock that may be outstanding from time to time and to those rights provided by law:

         o dividends may be declared and paid or set apart for payment upon our common stock out of any of our assets or funds legally available for the payment of dividends and may be payable in cash, stock or otherwise;

         o the holders of our common stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote; and

         o upon our voluntary or involuntary liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our common stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of our preferred stock.

         Although the holders of our common stock are generally entitled to vote for the approval of amendments to our certificate of incorporation, an amendment to our certificate of incorporation that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of our preferred stock then outstanding generally would not require a vote by our common stockholders.

         Holders of our common stock do not have any cumulative voting, redemption or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of our shares or our other securities. Holders of our common stock have no fixed dividend rights. Dividends may be declared by our board of directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future.

         Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by us of stock or any transaction from which the director derived an improper personal benefit. Our certificate of incorporation, as amended, provides that our directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

         As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with the Company for three years following the time such person became an interested stockholder unless:

         o before such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by our employee stock plans, if any, that do not provide employees with the rights to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

         o following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if such extraordinary transaction is approved or not opposed by a majority of our directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

         The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

         Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series by appropriate board resolutions. The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock, the terms may include the following:

         o the series, the number of shares offered and the liquidation value of the preferred stock;

         o        the price at which the preferred stock will be issued;

         o the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

         o        the liquidation preference of the preferred stock;

         o        the voting rights of the preferred stock;

         o whether the preferred stock is redeemable, optionally or mandatorily, or subject to a sinking fund, and the terms of any redemption or sinking fund;

         o whether the preferred stock is convertible into, or exchangeable for, any other securities, and the terms of any conversion; and

         o any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

         This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

         Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock or other securities.

                             DESCRIPTION OF WARRANTS

         We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

         o        the title of such warrants;

         o        the aggregate number of such warrants;

         o        the price or prices at which such warrants will be issued;

         o the currency or currencies, in which the price of such warrants will be payable;

         o the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

         o the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

         o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

         o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

         o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

         o if applicable, the date on and after which such warrants and the related securities will be separately transferable; information with respect to book-entry procedures, if any;

         o if applicable, a discussion of any material United States Federal income tax considerations; and any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              DESCRIPTION OF UNITS

         As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

         The applicable prospectus supplement will describe:

         o the terms of the units and of any of the warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

         o a description of the terms of any unit agreement governing the units; and

         o a description of the provisions for the payment, settlement, transfer or exchange of the units.

                              PLAN OF DISTRIBUTION

         We may sell the securities through agents, through underwriters or dealers, or directly to one or more purchasers.

BY AGENTS

         We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in a prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment. Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

BY UNDERWRITERS OR DEALERS

         If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

         If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

DIRECT SALES

         We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

GENERAL INFORMATION

         Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

         We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

         Other than common stock, all securities offered under this prospectus will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the NYSE. Any common stock sold by this prospectus will be listed for trading on the NYSE subject to official notice of issuance. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

                                  LEGAL MATTERS

         The validity of the securities will be passed upon for us by Andrews & Kurth, Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                     EXPERTS

         The consolidated financial statements of Weatherford International, Inc. and the related consolidated financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered. All amounts shown other than the Securities and Exchange Commission registration fee are estimated.


     Securities and Exchange Commission registration fee ...........................................         $ 69,000
     Blue Sky expenses, including legal fees .......................................................         $  5,000
     Printing and engraving expenses ...............................................................         $ 50,000
     Legal fees and expenses .......................................................................         $ 50,000
     Trustee fees and expenses......................................................................         $ 25,000
     Rating agency fees ............................................................................         $ 10,000
     Accounting fees and expenses...................................................................         $ 50,000
     Miscellaneous .................................................................................         $  1,000
                                                                                                             --------
          Total ....................................................................................         $260,000
                                                                                                             ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant's directors are not liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

         Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify each officer and director of the Registrant against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Amended and Restated By-laws of the Registrant provide for indemnification of each officer and director of the Registrant to the fullest extent permitted by Delaware law. David J. Butters and Robert B. Millard, employees of Lehman Brothers Inc., constitute two of the eight members of the Board of Directors of the Registrant. Under the restated certificates of incorporation, as amended to date, of Lehman Brothers and its parent, Lehman Brothers Holdings Inc., both Delaware corporations, Messrs. Butters and Millard, in their capacity as directors of the Registrant, are to be indemnified by Lehman Brothers and Lehman Brothers Holdings to the fullest extent permitted by Delaware law. Messrs. Butters and Millard are serving as directors of the Registrant at the request of Lehman Brothers and Lehman Brothers Holdings.

         Section 145 of the Delaware General Corporation Law also empowers the Registrant to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Registrant against liability asserted against or incurred by him in any such capacity, whether or not the Registrant would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Registrant has purchased and maintains a directors' and officers' liability policy for such purposes. Messrs. Butters and Millard are insured against certain liabilities, which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.


ITEM 16. EXHIBITS


EXHIBIT NO.                                 EXHIBIT
-----------                                 -------
     1.1         --     Form of Debt Securities Underwriting Agreement.*

     1.2         --     Form of Equity Securities Underwriting Agreement.*

     1.3         --     Form of Underwriting Agreement related to Weatherford
                        Warrants or Units.*

     3.1         --     Amended and Restated Certificate of Incorporation of the
                        Registrant, as amended (incorporated by reference to
                        Exhibit No. 3.1 to Form 10-K (File 1-13086) filed March
                        30, 1999).

     3.2         --     By-laws of the registrant, as amended (incorporated by
                        reference to Exhibit No. 3.2 to Form 8-K (File 1-3086)
                        filed June 2, 1998).

     3.3         --     Certificate of Designation of the registrant's Series A
                        Preferred Stock, par value $1.00 per share (incorporated
                        by reference to Exhibit 3.3 to Registration Statement on
                        Form S-3 (Reg. No. 333-41344)).

     4.1         --     See Exhibits numbered 3.1 and 3.2 for provisions of the
                        Amended and Restated Certificate of Incorporation and
                        By-laws of the Registrant defining the rights of the
                        holders of Common Stock.

     4.2         --     Amended and Restated Credit Agreement dated as of May
                        27, 1998, among EVI, Inc., EVI Oil Tools Canada Ltd.,
                        Chase Bank of Texas, National Association, as U.S.
                        Administrative Agent, The Bank of Nova Scotia, as
                        Documentation Agent and Canadian Agent, ABN AMRO Bank,
                        N.V., as Syndication Agent, and the other Lenders
                        defined therein, including the forms of Notes
                        (incorporated by reference to Exhibit No. 4.1 to Form
                        8-K (File 1-13086) filed June 16, 1998).

     4.3         --     Indenture dated as of October 15, 1997, between EVI,
                        Inc. and The Chase Manhattan Bank, as Trustee
                        (incorporated by reference to Exhibit No. 4.13 to
                        Registration Statement on Form S-3 (Reg. No.
                        333-45207)).

     4.4         --     First Supplemental Indenture dated as of October 28,
                        1997, between EVI, Inc. and The Chase Manhattan Bank, as
                        Trustee (including Form of Debenture) (incorporated by
                        reference to Exhibit 4.2 to Form 8-K (File 1-13086)
                        filed November 5, 1997).

     4.5         --     Registration Rights Agreement dated November 3, 1997, by
                        and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                        Donaldson, Lufkin & Jenrette Securities Corporation,
                        Credit Suisse First Boston Corporation, Lehman Brothers
                        Inc., Prudential Securities Incorporated and Schroder &
                        Co. Inc. (incorporated by reference to Exhibit 4.3 to
                        Current Report on Form 8-K (File 1-13086) filed November
                        5, 1997).

     4.6         --     Indenture dated May 17, 1996, between Weatherford
                        Enterra, Inc. and Bank of Montreal Trust Company, as
                        Trustee (incorporated by reference to Exhibit 4.1 to
                        Weatherford Enterra, Inc.'s Current Report on Form 8-K
                        (File No. 1-7867) dated May 28, 1996).

     4.7         --     First Supplemental Indenture dated and effective as of
                        May 27, 1998, between EVI Weatherford, Inc., the
                        successor by merger to Weatherford Enterra, Inc., and
                        Bank of Montreal Trust Company, as Trustee (incorporated
                        by reference to Exhibit 4.1 to Weatherford Enterra,
                        Inc.'s Current Report on Form 8-K (File No. 1-7867)
                        filed June 2, 1996).

     4.8         --     Form of Weatherford Enterra, Inc.'s 7 1/4% Notes due May
                        15, 2006 (incorporated by reference to Exhibit 4.2 to
                        Weatherford Enterra, Inc.'s Current Report on Form 8-K
                        (File No. 1-7867) dated May 28, 1996).

     4.9         --     Registration Rights Agreement, dated as of February 9,
                        2001, between WEUS Holding, Inc. and Universal
                        Compression Holdings, Inc. (incorporated by reference to
                        Exhibit 4.3 to the

                        Quarterly Report on Form 10-Q of Universal Compression
                        Holdings, Inc. (File No. 001-15843) filed on February
                        14, 2001).

     4.10        --     Second Supplemental Indenture dated June 30, 2000,
                        between Weatherford International, Inc. and The Bank of
                        New York, as successor trustee to Bank of Montreal Trust
                        (including form of Debenture) (incorporated by reference
                        to Exhibit 4.1 to Current Report on Form 8-K (File No.
                        1-13086) filed July 10, 2000).

     4.11        --     Third Supplemental Indenture dated November 16, 2001,
                        between Weatherford International, Inc. and The Bank of
                        New York, as Trustee (incorporated by reference to
                        Exhibit 4.11 to Registration Statement on Form S-3 (Reg.
                        No. 333-73770) filed on November 20, 2001).

     4.12        --     Registration Rights Agreement dated June 30, 2000,
                        between Weatherford International, Inc. and Morgan
                        Stanley & Co. Incorporated (incorporated by reference to
                        Exhibit 4.2 to Current Report on Form 8-K (File No.
                        1-13086) filed July 10, 2000).

     4.13        --     Credit Agreement dated April 26, 2001, among Weatherford
                        International, Inc., Weatherford Eurasia Limited,
                        Weatherford Eurasia B.V., Bank One, NA, as
                        Administrative Agent and Lender, The Royal Bank of
                        Scotland plc, as Documentation Agent and Lender, Royal
                        Bank of Canada, as Syndication Agent and Lender, ABN
                        AMRO Bank N.V., as Syndication Agent and Lender, Banc
                        One Capital Markets, Inc., as Lead Arranger and Sole
                        Book Runner, and the other Lenders defined therein
                        (incorporated by reference to Exhibit 4.4 to
                        Registration Statement on Form S-3 (Reg. No. 333-60648)
                        filed on May 10, 2001).

     4.14        --     Sale Agreement dated July 2, 2001, among Weatherford
                        Artificial Lift Systems, Inc., Weatherford U.S., L.P.
                        and each of their U.S. affiliates who become
                        Originators, as Sellers, and W1 Receivables, L.P., as
                        Purchaser (incorporated by reference to Exhibit 4.1 to
                        our Quarterly Report on Form 10-Q for the quarter ended
                        June 30, 2001 (File No. 1-13086)).

     4.15        --     Purchase Agreement dated July 2, 2001, among W1
                        Receivables, L.P., as Seller, Weatherford International,
                        Inc., as Servicer, and Jupiter Securitization
                        Corporation and Bank One, NA (Main Office Chicago), as
                        Agents (incorporated by reference to Exhibit 4.2 to our
                        Quarterly Report on Form 10-Q for the quarter ended June
                        30, 2001 (File No. 1-13086)).

     4.16        --     Registration Rights Agreement dated November 16, 2001,
                        among Weatherford International, Inc. and Credit Suisse
                        First Boston Corporation and Lehman Brothers Inc., on
                        behalf of the Initial Purchasers (incorporated by
                        reference to Exhibit 4.16 to Registration Statement on
                        Form S-3 (Reg. No. 333-73770) filed on November 20,
                        2001).

     4.17        --     Registration Rights Agreement dated December 19, 2001 by
                        and among Weatherford ER Acquireco Inc., Weatherford
                        International Inc., A. Lynn Biluk, Jamie E. Biluk, N.
                        Scott A. Biluk and Tracey L. Biluk (incorporated by
                        reference to Exhibit 4.17 to Registration Statement on
                        Form S-3 (Reg. No. 333-82634) filed on February 12,
                        2002).

     4.18        --     Exchange Rights Agreement dated December 19, 2001, by
                        and among Weatherford International, Inc., Weatherford
                        Canada Ltd., Weatherford ER Acquireco Inc., Jamie E.
                        Biluk, N. Scott A. Biluk, A. Lynn Biluk and Tracy L.
                        Biluk (incorporated by reference to Exhibit 4.18 to
                        Registration Statement on Form S-3 (Reg. No. 333-82634)
                        filed on February 12, 2002).

     4.19        --     Form of Senior Indenture (including Form of Senior Debt
                        Security).**

     4.20        --     Form of Subordinated Indenture (including Form of
                        Subordinated Debt Security).**

     5.1         --     Opinion of Andrews & Kurth Mayor, Day, Caldwell &
                        Keeton, L.L.P. as to the legality of the Securities.**

     8.1         --     Opinion of Andrews & Kurth Mayor, Day, Caldwell &
                        Keeton, L.L.P. as to certain federal income tax
                        matters.*

     12.1        --     Computation of Ratio of Earnings to Fixed Charges and
                        Ratio of Earnings to Combined Fixed Charges and
                        Preferred Stock Dividend Requirements.**

     23.1        --     Consent of Arthur Andersen LLP, with respect to the
                        financial statements of Weatherford International,
                        Inc.**

     23.2        --     Consent of Andrews & Kurth Mayor, Day, Caldwell &
                        Keeton, L.L.P. (included in Exhibit 5.1).**

     24.1        --     Powers of Attorney from certain members of the Board of
                        Directors of the registrant.**

     25.1        --     Form T-1 Statement of Eligibility of Trustee regarding
                        Senior Debt Securities of the registrant. *

     25.2        --     Form T-1 Statement of Eligibility of Trustee regarding
                        Senior Debt Securities of the registrant. *

---------

* To be filed as an exhibit to our Current Report on Form 8-K in connection with a specific offering.

** Filed herewith.

         As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such agreement to the Commission upon request.

ITEM 17. UNDERTAKINGS

         A. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 15 above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 19, 2002.

                           WEATHERFORD INTERNATIONAL, INC.



                           By:     /s/ Bernard J. Duroc-Danner
                                ------------------------------------------------
                                Bernard J. Duroc-Danner
                                President, Chief Executive Officer,
                                Chairman of the Board and Director (Principal Executive Officer)

         Each of the undersigned officers and directors of Weatherford International, Inc. hereby constitutes and appoints Bernard J. Duroc-Danner and Burt M. Martin, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, and any new registration statement filed pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated.


             SIGNATURE                                          TITLE                                   DATE
             ---------                                          -----                                   ----

    /s/ Bernard J. Duroc-Danner       President, Chief Executive Officer, Chairman of the        February 19, 2002
--------------------------------      Board and Director (Principal Executive Officer)
(Bernard J. Duroc-Danner)


   /s/ Lisa W. Rodriguez              Vice President--Finance & Accounting (Principal Financial   February 19, 2002
--------------------------------      and Accounting Officer)
(Lisa W. Rodriguez)


   /s/ David J. Butters               Director                                                   February 19, 2002
--------------------------------
(David J. Butters)


   /s/ Philip Burguieres              Director                                                   February 19, 2002
--------------------------------
(Philip Burguieres)


   /s/ Sheldon B. Lubar               Director                                                   February 19, 2002
--------------------------------
(Sheldon B. Lubar)


                                      Director                                                   February   , 2002
--------------------------------
(William E. Macaulay)


  /s/ Robert B. Millard               Director                                                   February 19, 2002
--------------------------------
(Robert B. Millard)


   /s/ Robert K. Moses, Jr.           Director                                                   February 19, 2002
--------------------------------
(Robert K. Moses, Jr.)


  /s/ Robert A. Rayne                 Director                                                   February 19, 2002
--------------------------------
(Robert A. Rayne)

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
------                                 -----------

     1.1         --   Form of Debt Securities Underwriting Agreement.*

     1.2         --   Form of Equity Securities Underwriting Agreement.*

     1.3         --   Form of Underwriting Agreement related to Weatherford
                      Warrants or Units.*

     3.1         --   Amended and Restated Certificate of Incorporation of the
                      Registrant, as amended (incorporated by reference to
                      Exhibit No. 3.1 to Form 10-K (File 1-13086) filed March
                      30, 1999).

     3.2         --   By-laws of the Registrant, as amended (incorporated by
                      reference to Exhibit No. 3.2 to Form 8-K (File 1-3086)
                      filed June 2, 1998).

     3.3         --   Certificate of Designation of the Registrant's Series A
                      Preferred Stock, par value $1.00 per share (incorporated
                      by reference to Exhibit 3.3 to Registration Statement on
                      Form S-3 (Reg. No. 333-41344)).

     4.1         --   See Exhibits numbered 3.1 and 3.2 for provisions of the
                      Amended and Restated Certificate of Incorporation and
                      By-laws of the Registrant defining the rights of the
                      holders of Common Stock.

     4.2         --   Amended and Restated Credit Agreement dated as of May 27,
                      1998, among EVI, Inc., EVI Oil Tools Canada Ltd., Chase
                      Bank of Texas, National Association, as U.S.
                      Administrative Agent, The Bank of Nova Scotia, as
                      Documentation Agent and Canadian Agent, ABN AMRO Bank,
                      N.V., as Syndication Agent, and the other Lenders defined
                      therein, including the forms of Notes (incorporated by
                      reference to Exhibit No. 4.1 to Form 8-K (File 1-13086)
                      filed June 16, 1998).

     4.3         --   Indenture dated as of October 15, 1997, between EVI, Inc.
                      and The Chase Manhattan Bank, as Trustee (incorporated by
                      reference to Exhibit No. 4.13 to Registration Statement on
                      Form S-3 (Reg. No. 333-45207)).

     4.4         --   First Supplemental Indenture dated as of October 28, 1997, between EVI, Inc. and The Chase Manhattan Bank, as Trustee
                      (including Form of Debenture) (incorporated by reference
                      to Exhibit 4.2 to Form 8-K (File 1-13086) filed November
                      5, 1997).

     4.5         --   Registration Rights Agreement dated November 3, 1997, by
                      and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                      Donaldson, Lufkin & Jenrette Securities Corporation,
                      Credit Suisse First Boston Corporation, Lehman Brothers
                      Inc., Prudential Securities Incorporated and Schroder &
                      Co. Inc. (incorporated by reference to Exhibit 4.3 to
                      Current Report on Form 8-K (File 1-13086) filed November
                      5, 1997).

     4.6         --   Indenture dated May 17, 1996, between Weatherford Enterra,
                      Inc. and Bank of Montreal Trust Company, as Trustee
                      (incorporated by reference to Exhibit 4.1 to Weatherford
                      Enterra, Inc.'s Current Report on Form 8-K (File No.
                      1-7867) dated May 28, 1996).

     4.7         --   First Supplemental Indenture dated and effective as of May
                      27, 1998, between EVI Weatherford, Inc., the successor by
                      merger to Weatherford Enterra, Inc., and Bank of Montreal
                      Trust Company, as Trustee (incorporated by reference to
                      Exhibit 4.1 to Weatherford Enterra, Inc.'s Current Report
                      on Form 8-K (File No. 1-7867) filed June 2, 1996).

     4.8         --   Form of Weatherford Enterra, Inc.'s 7 1/4% Notes due May
                      15, 2006 (incorporated by reference to Exhibit 4.2 to
                      Weatherford Enterra, Inc.'s Current Report on Form 8-K
                      (File No. 1-7867) dated May 28, 1996).

     4.9         --   Registration Rights Agreement, dated as of February 9,
                      2001, between WEUS Holding, Inc. and Universal Compression
                      Holdings, Inc. (incorporated by reference to Exhibit 4.3
                      to the Quarterly Report on Form 10-Q of Universal
                      Compression Holdings, Inc. (File No. 001-15843) filed on
                      February 14, 2001).

     4.10        --   Second Supplemental Indenture dated June 30, 2000,
                      between Weatherford International, Inc. and The Bank of
                      New York, as successor trustee to Bank of Montreal Trust
                      (including form of Debenture) (incorporated by reference
                      to Exhibit 4.1 to Current Report on Form 8-K (File No.
                      1-13086) filed July 10, 2000).

     4.11        --   Third Supplemental Indenture dated November 16, 2001,
                      between Weatherford International, Inc. and The Bank of
                      New York, as Trustee (incorporated by reference to Exhibit
                      4.11 to Registration Statement on Form S-3 (Reg. No.
                      333-73770) filed on November 20, 2001).

     4.12        --   Registration Rights Agreement dated June 30, 2000, between
                      Weatherford International, Inc. and Morgan Stanley & Co.
                      Incorporated (incorporated by reference to Exhibit 4.2 to
                      Current Report on Form 8-K (File No. 1-13086) filed July
                      10, 2000).

     4.13        --   Credit Agreement dated April 26, 2001, among Weatherford
                      International, Inc., Weatherford Eurasia Limited,
                      Weatherford Eurasia B.V., Bank One, NA, as Administrative
                      Agent and Lender, The Royal Bank of Scotland plc, as
                      Documentation Agent and Lender, Royal Bank of Canada, as
                      Syndication Agent and Lender, ABN AMRO Bank N.V., as
                      Syndication Agent and Lender, Banc One Capital Markets,
                      Inc., as Lead Arranger and Sole Book Runner, and the other
                      Lenders defined therein (incorporated by reference to
                      Exhibit 4.4 to Registration Statement on Form S-3 (Reg.
                      No. 333-60648) filed on May 10, 2001).

     4.14        --   Sale Agreement dated July 2, 2001, among Weatherford
                      Artificial Lift Systems, Inc., Weatherford U.S., L.P. and
                      each of their U.S. affiliates who become Originators, as
                      Sellers, and W1 Receivables, L.P., as Purchaser
                      (incorporated by reference to Exhibit 4.1 to our Quarterly
                      Report on Form 10-Q for the quarter ended June 30, 2001
                      (File No. 1-13086)).

     4.15        --   Purchase Agreement dated July 2, 2001, among W1
                      Receivables, L.P., as Seller, Weatherford International,
                      Inc., as Servicer, and Jupiter Securitization Corporation
                      and Bank One, NA (Main Office Chicago), as Agents
                      (incorporated by reference to Exhibit 4.2 to our Quarterly
                      Report on Form 10-Q for the quarter ended June 30, 2001
                      (File No. 1-13086)).

     4.16        --   Registration Rights Agreement dated November 16, 2001,
                      among Weatherford International, Inc. and Credit Suisse
                      First Boston Corporation and Lehman Brothers Inc., on
                      behalf of the Initial Purchasers (incorporated by
                      reference to Exhibit 4.16 to Registration Statement on
                      Form S-3 (Reg. No. 333-73770) filed on November 20, 2001).

     4.17        --   Registration Rights Agreement dated December 19, 2001 by
                      and among Weatherford ER Acquireco Inc., Weatherford
                      International Inc., A. Lynn Biluk, Jamie E. Biluk, N.
                      Scott A. Biluk and Tracey L. Biluk.

     4.18        --   Exchange Rights Agreement dated December 19, 2001, by and
                      among Weatherford International, Inc., Weatherford Canada
                      Ltd., Weatherford ER Acquireco Inc., Jamie E. Biluk, N.
                      Scott A. Biluk, A. Lynn Biluk and Tracy L. Biluk.

     4.19        --   Form of Senior Indenture (including Form of Senior Debt
                      Security).**

     4.20        --   Form of Subordinated Indenture (including Form of
                      Subordinated Debt Security).**

     5.1         --   Opinion of Andrews & Kurth Mayor, Day, Caldwell & Keeton,
                      L.L.P. as to the legality of the Securities.**

     8.1         --   Opinion of Andrews & Kurth Mayor, Day, Caldwell & Keeton,
                      L.L.P. as to certain federal income tax matters.*

     12.1        --   Computation of Ratio of Earnings to Fixed Charges and
                      Ratio of Earnings to Combined Fixed Charges and Preferred
                      Stock Dividend Requirements.**

     23.1        --   [Consent of Arthur Andersen LLP, with respect to the
                      financial statements of Weatherford International, Inc.**

     23.2        --   Consent of Andrews & Kurth Mayor, Day, Caldwell & Keeton,
                      L.L.P. (included in Exhibit 5.1).**

     24.1        --   Powers of Attorney from certain members of the Board of
                      Directors of the registrant.**

     25.1        --   Form T-1 Statement of Eligibility of Trustee regarding
                      Senior Debt Securities of the registrant. *

     25.2        --   Form T-1 Statement of Eligibility of Trustee regarding
                      Senior Debt Securities of the registrant. *


----------

* To be filed as an exhibit to our Current Report on Form 8-K in connection with a specific offering.

** Filed herewith.